CONSENT OF COUNSEL


      We hereby consent to: (i) the use of our name and the references to our firm in the Prospectus and Statement of Additional Information that are a part of Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, of the New Century Portfolios, and (ii) the use and incorporation by reference in said Post-Effective Amendment No. 16 of our firm's opinion and consent of counsel which was filed as Exhibit EX-99.i. to Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, of the New Century Portfolios.



                                          /S/ GREENBERG TRAURIG, LLP
                                          Greenberg Traurig, LLP


Philadelphia, Pennsylvania
February 28, 2001